For Immediate Release

China Shenghuo Reports Record Second Quarter 2007 Financial Results

Kunming, China - August 16, 2007 - China Shenghuo Pharmaceutical Holdings, Inc. (“China Shenghuo”) (the “Company”), which is engaged in the research, development, manufacture, and marketing of pharmaceutical, nutritional supplement and cosmetic products in the People's Republic of China (“PRC”), announced its financial results for the second quarter ended June 30, 2007.

Second Quarter 2007 Highlights

♦	Net revenues increased 52.0% year-over-year and 46.9% quarter-over-quarter to $6.4 million

♦	Gross profit increased 81.5% year-over-year and 49.9% quarter-over-quarter to $4.8 million

♦	Gross margin increased to 75.1% from 62.9% a year ago

♦	Net income increased 29.3% year-over-year to $1.3 million

Second Quarter 2007 Results

For the second quarter of 2007, net revenues increased 52.0% to $6.4 million from $4.2 million in the same quarter of 2006. Sales of Xuesaitong Soft Capsules, the Company’s primary product, accounted for 80% of total sales, unchanged from a year ago. The increase in sales was attributed to improved sales in Beijing, Jiangsu and Henan provinces, increased control over the Company’s sales and distribution network, sales price increases and increased commissions designed to stimulate sales. Sequentially, revenues increased 46.9% from the first quarter of 2007.

“The second quarter demonstrated the early positive impact of our revenue growth strategy as we improved both sales and gross profit,” said Mr. Lan Guihua, Chairman and Chief Executive Officer of China Shenghuo. “The market has been receptive to our product offerings, and the expansion of our sales network in areas such as Beijing and Shanghai has generated new sources of revenue.”

Gross profit for the second quarter increased 81.5% to $4.8 million from $2.6 million a year ago. Gross margin was 75.1%, compared to 62.9% in the second quarter of 2006. The increased gross margin was attributed to an increase in sales prices. The Company believes that gross margin for the full year should be above 70%.

Selling expenses were $2.0 million, compared with $0.8 million a year ago, primarily because of the growth of the sales distribution network, the conversion from cash to accrual accounting, increased commissions to stimulate sales and increased marketing expenses related to the launch of the Company’s new cosmetics line. The Company expects selling expenses for the full year should be in the range of 30% to 35% of sales going forward.

General and administrative expenses increased to approximately $1.4 million from $0.3 million in the same period the prior year. This was primarily due to an increase in the allowance for doubtful accounts of $0.7 million and $0.1 million in consulting fees related to the Company’s June public offering.

Total operating expenses in the second quarter increased to $3.4 million from $1.2 million a year ago for the reasons outlined above.

Net income during the quarter was $1.3 million, or $0.07 per diluted share, compared with net income of $1.0 million, or $0.05 per diluted share, in the same quarter of 2006.

Six Month Results

Net revenues for the first six months of 2007 were $10.7 million, compared to revenues of $8.7 million during the same period a year ago. Gross profit was $8.0 million, or 74.5% of sales, up 45.0% from $5.5 million, or 63.4% of sales in the first half of 2006. Operating income was $2.0 million, or 18.3% of sales, down 27.4% from $2.7 million, or 31.2% of sales, in the first half of 2006. Net income for the first half of 2007 was $2.8 million, or $0.15 per diluted share, compared to net income of $1.9 million, or $0.11 per diluted share, in the same period of 2006.

Financial Condition

As of June 30, 2007, the Company had cash and cash equivalents of $1.9 million and working capital of $5.9 million. At June 30, 2007, the Company had $3.9 million in long-term debt and had shareholders’ equity of $11.7 million.

Business Outlook

For the 2007 fiscal year, the Company expects revenues of between $24.0 million and $26.0 million and earnings of between $5.0 million and $6.0 million. The Company forecasts earnings per share of between $0.26 and $0.31 for the full fiscal year.

“We are pleased with the strong growth we have seen in our top line so far this year,” said Mr. Lan. “As we look forward to the remainder of 2007, we expect our top-line growth to benefit from our investment in the new cosmetics line and expansion of our sales network. We plan to continue to develop new drugs such as our Wei Dingkang Soft Capsules, broaden our offering of OTC drug products, expand our sales network into new regions, and execute the nationwide launch of the new cosmetics line - which we hope will be a significant growth driver in 2008 and beyond.”

Recent Events

On June 14, 2007, China Shenghuo began trading on the American Stock Exchange. Concurrent with its debut, the Company issued 460,000 shares of its common stock, generating $1.6 million in gross proceeds.

In July 2007, China Shenghuo completed the testing during Phase II clinical trials for its Wei Dingkang Soft Capsules. The Company is applying to the Yunnan Provincial Development and Reform Committee and Yunnan Agriculture Bureau to begin a pilot cultivation project to produce 72 tons per year of Daemonorops margaritae palms, the key ingredient used to produce Wei Dingkang Soft capsules, on 3.35 square kilometers of land.

About China Shenghuo Pharmaceutical Holdings, Inc.

China Shenghuo is primarily engaged in the research, development, manufacture, and marketing of pharmaceutical, nutritional supplement and cosmetic products. Almost all of our products are derived from the medicinal herb Panax notoginseng, also known as Sanqi, Sanchi or Tienchi. Panax notoginseng is a greyish-brown or greyish-yellow plant that only grows in a few geographic locations on Earth, one of which is Yunnan Province in southwest China, where the Company is located. Panax notoginseng saponins (PNS), the active ingredients in Panax notoginseng, are extracted from the plant using high-tech equipment and in accord with Good Manufacturing Practice (GMP) standards. Our main product, Xuesaitong Soft Capsules, accounted for more than 80% and 90% of sales for the years ended December 31, 2006 and 2005, respectively. Since its establishment, the Company has focused primarily on the development of products to serve three major markets—cardiovascular and cerebrovascular disease, peptic ulcer disease and health products. China Shenghuo’s goal has been to focus on the development of pharmaceutical products and over the counters products based on traditional Chinese medicines designed to address these areas.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the company’s reliance on one supplier for Sanchi, ability to develop and market new products, ability to establish and maintain a strong brand, continued maintenance of certificates, permits and licenses required to conduct business in China, protection of company’s intellectual property rights, market acceptance of the company’s products, changes in the laws of the People’s Republic of China that affect the company’s operations, any recurrence of severe acute respiratory syndrome or avian flu, the company’s ability to obtain all necessary government certifications and/or licenses to conduct the company’s business, development of a public trading market for the company’s securities, cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the company’s operations and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The risks included here are not exhaustive. Furthermore, our forward looking statements regarding the levels of our gross margin and selling expenses for the full year are subject to fluctuation and no assurance can be given that these levels will be met. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of the Company’s future performance.

- FINANCIAL TABLES FOLLOW -

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME

	For the Three Months Ended		For the Six Months Ended
	June 30, (Unaudited)		June 30,
	2007	2006	2007	2006

Sale of Products	$6,356,217	$4,181,685	$10,683,342	$8,654,206
Cost of Products Sold	1,580,478	1,550,138	2,722,176	3,163,555
Gross Profit	4,775,739	2,631,547	7,961,166	5,490,651

Operating Expenses:
Selling expense	2,031,590	763,481	3,634,414	1,715,147
General and administrative expense	1,388,866	346,594	2,362,471	1,031,843
Research and development expense	2,472	40,646	5,349	45,404
Total Operating Expenses	3,422,928	1,150,721	6,002,234	2,792,394

Income from Operations	1,352,811	1,480,826	1,958,932	2,698,257

Other Income (Expense):
Interest income	2,804	1,180	9,266	2,205
Non-operating income	79,786	18,692	81,004	71,148
Interest expense	(209,458)	(163,446)	(389,641)	(370,372)
Non-operating expenses	-	(9)	-	(4,881)
Net Other Expense	(126,868)	(143,583)	(299,371)	(301,900)

Income Before Income Taxes	1,225,943	1,337,243	1,659,561	2,396,357
Benefit from (provision for) income taxes	172,769	(210,121)	1,310,247	(438,123)
Minority interest in income of subsidiaries	(80,876)	(107,935)	(178,796)	(107,935)
Net Income	$1,317,836	$1,019,187	$2,791,012	$1,850,299
Foreign currency translation adjustment	189,062	15,425	274,797	29,193
Comprehensive Income	$1,506,898	$1,034,612	$3,065,809	$1,879,492

Basic and Diluted Earnings Per Share	$0.07	$0.05	$0.15	$0.11

Weighted-Average Shares Outstanding:
Basic	19,175,004	19,119,400	19,147,356	16,256,000
Diluted	19,228,838	19,119,400	19,200,691	16,256,000

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
ASSETS:	(unaudited)
Current Assets:
Cash and cash equivalents	$1,878,092	$3,691,438
Restricted cash	118,687	474,576
Accounts receivable, less allowance for doubtful accounts of $2,256,761
at June 30, 2007 and $794,468 at December 31, 2006, respectively	13,323,954	9,907,184
Employee advances, less allowance for doubtful accounts of $1,438,998
and $1,429,426 at June 30, 2007 and December 31, 2006, respectively	4,707,362	3,130,045
Advances to suppliers	262,692	46,620
Inventory, net of reserve for obsolescence of $117,346 and $111,128
at June 30, 2007 and December 31, 2006, respectively	3,483,491	2,581,519
Receivable from related parties	608,919	76,751
Other current assets	40,929	17,454
Total Current Assets	24,424,126	19,925,587
Property, plant and equipment, net of accumulated depreciation of $3,745,486
and $3,333,305 at June 30, 2007 and December 31, 2006, respectively	7,471,569	7,554,747
Intangible assets, net of accumulated amortization of $32,173 and $22,569
at June 30, 2007 and December 31, 2006, respectively	630,715	624,426
Deferred income taxes	878,656	655,223
TOTAL ASSETS	$33,405,066	$28,759,983

Current Liabilities:
Accounts payable	$1,497,344	$764,636
Accrued expenses	2,716,955	1,966,822
Deposits	2,167,766	1,573,426
Payable to related parties	79,582	393,213
Short-term notes payable	9,170,113	12,758,426
Advances from customers	204,365	342,531
Taxes and related payables	1,419,357	3,057,471
Current portion of long-term debt	1,311,510	-
Total Current Liabilities	18,566,992	20,856,525
Long-Term Debt	2,623,020	-
Total Liabilities	21,190,012	20,856,525
Minority Interest in Net Assets of Subsidiaries	536,472	385,067

Stockholders' Equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares
outstanding at June 30, 2007 and December 31, 2006, respectively	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized,
19,579,400 and 19,119,400 shares issued and outstanding, respectively	1,958	1,912
Additional paid-in capital	5,923,969	4,829,633
Statutory reserves	147,023	147,023
Retained earnings	5,109,962	2,318,950
Other comprehensive income, foreign currency translation	495,670	220,873
Total Stockholders' Equity	11,678,582	7,518,391
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,405,066	$28,759,983

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30,
	2007	2006
Cash Flows from Operating Activities:
Net income	$2,791,012	$1,850,299
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	332,839	341,936
Deferred income taxes	(204,058)	(98,226)
Minority interest in income of subsidiaries	178,796	107,935

Change in current assets and liabilities:
Accounts receivable	(3,123,300)	(4,800,828)
Employee advances	(1,477,824)	(211,224)
Advances to suppliers	(211,970)	(7,537)
Inventory	(825,344)	1,174,740
Other current assets	(23,170)	49,039
Accounts payable	703,676	115,515
Accrued expenses and deposits	1,238,609	(790,391)
Advances from customers	(144,825)	39,487
Unearned revenue	-	4,452
Taxes and related payables	(1,692,042)	1,369,807
Net Cash Used in Operating Activities	(2,457,601)	(854,996)

Cash Flows from Investing Activities:
Receivable from related parties	(517,465)	104,143
Restricted cash	362,877	-
Capital expenditures	(53,099)	(95,450)
Net Cash (Used in) Provided by Investing Activities	(207,687)	8,693

Cash Flows from Financing Activities:
Payable to related parties	(319,165)	1,249,991
Issuance of stock for cash	1,094,381	-
Proceeds from short and long-term loans	9,145,423	6,917
Payments on short-term loans	(9,121,972)	(881,401)
Net Cash Provided by Financing Activities	798,667	375,507

Effect of exchange rate changes on cash	53,275	(12,732)
Net Decrease in Cash and Cash Equivalents	(1,813,346)	(483,528)
Cash and Cash Equivalents at Beginning of Period	3,691,438	1,488,438
Cash and Cash Equivalents at End of Period	$1,878,092	$1,004,910

Supplemental Information
Cash paid for interest	$343,842	$402,021

For more information, please contact:

China Shenghuo Pharmaceutical Holdings, Inc Ms. Gao Qionghua, CFO Phone: +86-871-7282608 Email: qionghua_kmsh@163.com	CCG Elite Investor Relations Crocker Coulson, President Phone: +1-646-213-1915 (New York) Email: crocker.coulson@ccgir.com